UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 28, 2010

CYBERMESH INTERNATIONAL CORP.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-52207
(Commission File Number)

98-0512139
(IRS Employer Identification No.)

200 – 245 East Liberty Street, Reno, Nevada 89501
(Address of principal executive offices and Zip Code)

1-888-597-8899
Registrant's telephone number, including area code

Nil
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM	3.02	UNREGISTERED SALES OF EQUITY SECURITIES
ITEM	5.02	CHANGES IN CONTROL OF REGISTRANT.

As used in this Current Report, the terms “we”, “us”, “our” and the “Company” refer to Cybermesh International Corp.

Debt Settlement

On June 28, 2010, the Company settled $ 118,671 of debt incurred as of May 31, 2010 on shareholder and consultant loans and related accrued interest by issuance of 11,867,100 restricted common shares from treasury of which 5,755,800 was issued to Multi Media Capital Corp. (“Multi Media”) and 6,111,300 was issued to Zhunger Capital Partners Inc. (“Zhunger Capital”), at a price of $0.01 per share.

As a result, there has been a change in control of the Company. As of the date of this Current Report, there are 11,985,400 shares of common stock issued and outstanding. Thus, the acquisition by Multi Media and Zhunger Capital of the 5,755,800 and 6,111,300 shares of common stock represents an equity interest of approximately 48% and 51% in the Company, respectively. There are no arrangements or understandings between the Company and Multi Media and Zhunger Capital and their respective agents and associates with respect to election of directors or other matters.

The offer and sale of the shares were exempt from registration pursuant to section 4(2) of the Securities Act, Rule 701 and Rule 506 of Regulation D promulgated thereunder. The Company’s limited the manner of the offering and provided disclosure regarding the offering and the Company to the shareholders. The Company believes that these sales were also exempt under Regulation S under the Securities Act, as such sales were made in offshore transactions to non-U.S. persons.

ITEM 5.03	AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

Effective June 28, 2010, the Company filed a notice with the Secretary of State for Nevada, pursuant to NRS 78.385 and 78.390 of the Nevada Statutes, whereby the Company increased its authorized share capital from 15,000,000 to 200,000,000.

The increase in authorized share capital was approved by majority vote.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS
Exhibit 99.1	Certificate of Amendment

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 2, 2010

CYBERMESH INTERNATIONAL CORP /s/ Locksley Samuels ____________________________________ Locksley Samuels President, CEO, CAO, Secretary, Treasurer and Director